SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 6, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its May and year-to-date 2018 preliminary traffic statistics.

The Company flew 11.7 billion revenue passenger miles (RPMs) in May 2018, an increase of 4.2 percent from the 11.2 billion RPMs flown in May 2017. Available seat miles (ASMs) increased 5.2 percent to 13.8 billion in May 2018, compared with May 2017 ASMs of 13.2 billion. The May 2018 load factor was 84.6 percent, compared with 85.4 percent in May 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MAY
	2018	2017	Change
Revenue passengers carried	11,878,257	11,269,941	5.4%
Enplaned passengers	14,432,274	13,706,047	5.3%
Revenue passenger miles (000s)	11,705,631	11,232,347	4.2%
Available seat miles (000s)	13,840,883	13,157,810	5.2%
Load factor	84.6%	85.4%	(0.8) pts.
Average length of haul	985	997	(1.2)%
Trips flown	119,025	115,703	2.9%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	54,609,847	51,902,833	5.2%
Enplaned passengers	65,756,951	62,745,062	4.8%
Revenue passenger miles (000s)	53,347,233	51,803,372	3.0%
Available seat miles (000s)	64,778,026	63,227,506	2.5%
Load factor	82.4%	81.9%	0.5 pts.
Average length of haul	977	998	(2.1)%
Trips flown	561,606	552,018	1.7%

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SW-T